Exhibit 5.1

                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                             Mineola, New York 11501
                                 (516) 663-6600


                                                     June 27, 1997



Hirsch International Corp.
200 Wireless Boulevard
Hauppauge, NY  11788

Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 417,356 shares of Common Stock (the "Shares") of Hirsch International Corp., a Delaware corporation (the "Corporation"), to be sold pursuant to each of the Corporation's Non-Qualified Stock Option Agreements between the Corporation and each of Ronald H. Krasnitz, Martin Krasnitz, Jimmy L. Yates, Charles Beckey, and Lowell Nelson (the "Agreements"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on our examination, we advise you that, in our opinion, the Shares to be issued and sold by the Selling Stockholders pursuant to the Agreements have been duly and validly authorized and, when issued and paid for in accordance with the terms set forth in the Agreements, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement covering the Shares.


                                          Very truly yours,



                                          RUSKIN, MOSCOU, EVANS
                                          & FALTISCHEK, P.C.